UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2003

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

817 West Peachtree Street, N.W., Suite 1000 Atlanta, Georgia 30308
(Address and zip code of principle executive offices) (Zip Code)

404-584-9470
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

[AGL Resources logo]

FOR IMMEDIATE RELEASE

Financial/Media Contact

Steve Cave

Director, Investor Relations

(404) 584-3801

AGL RESOURCES ANNOUNCES 2002 EARNINGS

AND 2003 GUIDANCE

STRONG OPERATING PERFORMANCE AND LOWER EXPENSES

DRIVE 10 PERCENT INCREASE IN YEAR-OVER-YEAR RESULTS

ATLANTA, January 3 0, 2003 – AGL Resources Inc. (NYSE: ATG) today reported earnings of $1.84 per basic share and $1.82 per diluted share for the year ended December 31, 2002, compared with $1.67 per basic share for the 12 months ended December 31, 2001.  Th ese results represent a 10 percent year-over-year increase in earnings per share , and exceed FirstCall consensus estimates of $1.7 6 per share.  Excluding from 2001 results the one-time $7.1 million after-tax gain of $0.13 per share on the sale of Utilipro, Inc., the year-over-year increase is 19 percent.   Net income in 2002 was $ 103.0 million, compared with $ 91.3 million in 2001.

The company’s 2002 results were driven by improvement in the performance of each of its operating segments.  Key performance drivers were lower operating expenses in Distribution Operations, improved contributions in Energy Investments from SouthStar Energy Services, and better performance in Wholesale Services.  Earnings for the year also were e nhanced by lower corporate interest expense , offset by an increase in income taxes resulting from the increase in  earnings.

Fourth quarter 2002 consolidated net income was $31.2 million, or $0.55 per basic share, compared with $24.9 million, or $0.45 per basic share, for the same period in 2001.  Consolidated earnings before interest and taxes (EBIT) in the fourth quarter 2002 was $70.5 million, an $8.2 million increase over the $62.3 million reported for the same period last year.  As with the full-year results, key drivers of fourth-quarter earnings were strong operating performance in each of our business segments and lower interest expense ..

“In a world of unrest, we are gratified to be a haven of value for our owners,” said Paula G. Rosput, chairman, president and chief executive officer of AGL Resources.  “We are grateful for robust markets and the continuing commitment of our employees to improve our performance.”

KEY 2002 EBIT DRIVERS BY SEGMENT

•

The Distribution Operations segment continued to perform well during 2002, contributing EBIT of $224.4 million for the 12 months ended December 31, 2002, a n $11.3 million increase over the $213.1 million for the comparable period in 2001 .  The increase was primarily the result of l ower payroll and benefits expenses, decreases in bad debt expense and depreciation and amortization, as well as increases in operating margin due to increased revenues from Atlanta Gas Light Company’s pipeline replacement program, customer growth at Virginia Natural Gas and Chattanooga Gas Company and the effect of a two-year experimental weather normalization program implemented at VNG in November 2002 .   These results were offset by a $ 1.1 million expected EBIT reduction due to the performance-based rate plan approved earlier in the year by the Georgia Public Service Commission in 2002 for AGLC, which decreased revenues $6.7 million , offset by decreased depreciation expense of $5.6 million .  Additionally, AGLC’s EBIT decreased as a result of a one-time adjustment in 2001 related to the reduction of inventory costs of natural gas stored underground and a decline in the number of customers connected to the system.

•

The Wholesale Services segment contributed

$9.1 million in EBIT for the year compared to $6.5 million last year, a $2.6 million increase.  Sequent benefited from warmer weather in the northeast and market disruptions caused by two hurricanes during the late summer, plus significant weather and supply-related price volatility in November and December, and the effect of a full year of providing peaking services.  As a result, operating margin improved by $5.2 million from 2001 to 2002.  The increased operating margin was offset by higher operating expenses of $13.6 million in 2002, compared with $8.8 million in 2001, primarily attributable to the addition of personnel to support the growth of the wholesale services business and a full year of operating expenses.  In addition, 2001 EBIT for the segment included a one-time charge of $2.6 million related to the dissolution of a pre-existing joint venture development project formed in 1997, but later discontinued.

•

The Energy Investments segment contributed $23.6 million in EBIT this year, compared with $18.3 million last year, a $5.3 million increase. The year-over-year improvement reflects downward adjustments last year to record lower-of-cost-or-market inventory issues at SouthStar Energy Services.    The 2002 r esults also were enhanced by increased contributions from AGL Resources’ investment in Heritage Propane and the receipt of a contract renewal payment associated with the terms of the earlier sale of Utilipro.   2001 results include a one-time pre-tax gain of $10.9 million associated with the sale of Utilipro.

The Corporate segment’s EBIT

d ecreased $10.2 million compared with the previous year primarily due to adjustments to establish reserves during 2002 for the contemplated settlement of a technology contract dispute, to record employee severance costs and to write off capital costs related to a terminated management software implementation project.  These decreases were offset by the release of reserves related to the settlement of regulatory matters during the year and for unbilled revenue issues at SouthStar during 2001.  Additionally, the company’s earnings in 2002 were enhanced by lower corporate interest expense of $10.5 million , offset by a year-over-year increase in income taxes of $7.8 million, driven primarily by higher earnings.

2003 EARNINGS OUTLOOK

AGL Resources’ guidance for 2003 is consistent with the current range of FirstCall estimates (as of January 3 0 , 2003) of $1.85 to $1.90.  This guidance includes the effect of the company’s planned equity offering announced today.

Earnings Conference Call Webcast:  The AGL Resources year-end 2002 earnings conference call, scheduled for Friday, January 31, 2003, at 8:15 a.m. (EST) , can be accessed via the AGL Resources website at www.aglresources.com.  An audio replay of the call also will be available; the dial-in number for the replay is 800-633-8284 (PIN: 21116862). The webcast will be archived on the website, and the audio replay will be available, through Friday, February 7, 2003.

AGL Resources Inc. (NYSE: ATG) is an Atlanta-based energy services holding company.  Nearly 2 million natural gas customers are served through subsidiaries Atlanta Gas Light Company, Virginia Natural Gas and Chattanooga Gas Company.  Houston-based subsidiary Sequent Energy Management provides asset management services, including the wholesale trading, marketing, gathering and transportation of natural gas.  As a member of the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand.  AGL Networks, the company’s telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix.  For more information, visit www.aglresources.com.

This press release contains forward-looking statements.  AGL Resources wishes to caution readers that the assumptions, which form the basis for the forward-looking statements, include many factors that are beyond AGL Resources’ ability to control or estimate precisely.  Those factors include, but are not limited to, the following: changes in industrial, commercial and residential growth in the service territories of AGL Resources Inc. and its subsidiaries; changes in price, supply and demand for natural gas and related products; impact of changes in state and federal legislation and regulation, including orders of various state public service commissions and of the Federal Energy Regulatory Commission, on the gas and electric industries and on AGL Resources, including the impact of Atlanta Gas Light Company's performance based rate plan; effects and uncertainties of deregulation and competition, particularly in markets where prices and providers historically have been regulated, unknown issues following deregulation such as the stability of certificated marketers, and unknown risks related to nonregulated businesses, including risks related to energy marketing and risk management; market changes due to Georgia’s Natural Gas Consumers' Relief Act of 2002; concentration of credit risk in certificated marketers; excess high-speed network capacity and demand for dark fiber in metropolitan network areas of AGL Networks’ customers; market acceptance of new fiber-optic technologies and products, as well as the adoption of new networking standards; our ability to negotiate new contracts with telecommunications providers for the provision of AGL Networks’ dark fiber services; utility and energy industry consolidation; impact of acquisitions and divestitures; the ultimate impact of the Sarbanes-Oxley Act of 2002 and any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or AGL Resources; the enactment of new accounting standards by standard-setting bodies such as the Financial Accounting Standards Board or the Securities and Exchange Commission that could impact the way AGL Resources records revenues, assets and liabilities, which could lead to negative impacts on reported earnings or increases in liabilities, which in turn could affect AGL Resources’ reported results of operations; performance of equity and bond markets and the impact on pension funding costs; direct or indirect effects on AGL Resources’ business, financial condition or liquidity resulting from a change in the company’s credit ratings or the credit ratings of its competitors or counterparties; interest rate fluctuations, financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; impact of changes in weather upon the temperature-sensitive portions of the business; impact of litigation; impact of changes in prices on the margins achievable in the unregulated retail gas marketing business and other risks described in AGL Resources’ documents on file with the Securities and Exchange Commission.

AGL Resources Inc.
Condensed Statements of Consolidated Income
For the Three Months and Twelve Months Ended
December 31, 2002 and 2001
(In millions, except per share amounts)

	Three Months		Twelve Months

	12/31/2002	12/31/2001	12/31/2002	12/31/2001

Operating Revenues	$249.7	$201.0	$868.9	$847.1
Cost of Sales	89.7	49.1	268.2	245.6

Operating Margin	160.0	151.9	600.7	601.5

Total Operating Expenses	99.2	97.3	392.5	388.6

Operating Income	60.8	54.6	208.2	212.9

Other (Loss) Income	9.7	7.7	38.8	25.1

Earnings Before Interest & Taxes	70.5	62.3	247.0	238.0

Interest Expense	20.7	23.8	86.0	96.5

Earnings Before Income Taxes	49.8	38.5	161.0	141.5

Income Taxes	18.6	13.6	58.0	50.2

Net Income	$31.2	$24.9	$103.0	$91.3

EPS
Basic	$0.55	$0.45	$1.84	$1.67
Diluted	$0.55	$0.45	$1.82	$1.65
Shares Outstanding
Basic	56.5	55.3	56.1	54.8
Diluted	57.1	55.6	56.6	55.2

Cash Dividends paid per common share	$0.27	$0.27	$1.08	$1.08

AGL Resources Inc.
EBIT Schedule
For the Three Months and Twelve Months Ended
December 31, 2002 and 2001
(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2002	12/31/2001	Fav/(Unfav)	12/31/2002	12/31/2001	Fav/(Unfav)

Distribution Operations	$60.4	$59.8	$0.6	$224.4	$213.1	$11.3
Wholesale Services	4.3	3.4	0.9	9.1	6.5	2.6
Energy Investments	5.5	3.6	1.9	23.6	18.3	5.3
Corporate	0.3	(4.5)	4.8	(10.1)	0.1	(10.2)
ConsolidatedEBIT	70.5	62.3	8.2	247.0	238.0	9.0
Interest Expense	20.7	23.8	3.1	86.0	96.5	10.5
Income Taxes	18.6	13.6	(5.0)	58.0	50.2	(7.8)
NetIncome	$31.2	$24.9	$6.3	$103.0	$91.3	$11.7

Earnings per Common Share
Basic	$0.55	$0.45	$0.10	$1.84	$1.67	$0.17
Diluted	$0.55	$0.45	$0.10	$1.82	$1.65	$0.17

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: January 31, 2003	/s/ Richard T. O’Brien
Executive Vice President and Chief Financial Officer